Exhibit 99.1
Assurant Reports Second Quarter 2017 Financial Results
2Q 2017 Net Income of $120.2 million, $2.16 per diluted share
2Q 2017 Net Operating Income of $90.5 million, $1.63 per diluted share

• $90.5 million of net operating income, $1.63 per diluted share, excluding catastrophe losses[1,2]
• 12.7 percent annualized GAAP ROE year-to-date, 10.0 percent annualized operating ROE, excluding AOCI and catastrophe losses[3] year-to-date
• $142 million returned to shareholders in share repurchases and dividends in 2Q 2017
• $625 million in corporate capital at quarter end

NEW YORK, Aug. 1, 2017 – Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today reported results for second quarter ended June 30, 2017.
“Overall results in the second quarter were in line with our expectations, despite higher non-catastrophe claims,” said Assurant President and Chief Executive Officer Alan Colberg.
“We’ve made continued progress toward achieving our 2017 commitments, including capital deployment,” he continued. “And we remain confident that our ongoing transformation is establishing a firm foundation for profitable growth in 2018 and beyond.”
Reconciliation of Net Operating Income to GAAP Net Income

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions, net of tax)	2017	2016	2017	2016
Global Housing	$56.2	$56.9	$118.1	$133.3
Global Lifestyle	40.2	50.1	92.6	91.5
Global Preneed	12.8	11.3	22.7	17.0
Corporate and other	(10.6)	(19.4)	(20.7)	(33.3)
Interest expense	(8.1)	(9.9)	(16.3)	(19.3)
Net operating income	90.5	89.0	196.4	189.2
Adjustments:
Assurant Health runoff operations	3.5	(5.4)	11.4	(32.6)
Assurant Employee Benefits	—	—	—	10.5
Net realized gains on investments	8.6	14.0	10.8	119.1
Amortization of deferred gains and gains on disposal of businesses	15.2	81.8	39.3	112.7
Other adjustments	2.4	(10.1)	6.1	(9.2)
GAAP net income	$120.2	$169.3	$264.0	$389.7
Note: Beginning with first quarter 2017, all amounts (excluding share and per share amounts) are presented in millions. Prior period amounts have been updated to reflect the current presentation and may result in rounding differences.

Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters, appears on page 19 of the company’s Financial Supplement and is located in the Investor Relations section of www.assurant.com.

Second Quarter 2017 Consolidated Results

•
Net income was $120.2 million, or $2.16 per diluted share, compared to second quarter 2016 net income of $169.3 million, or $2.70 per diluted share. The decline primarily reflects a lower amortization of deferred gains from the sale of Assurant Employee Benefits, partially offset by improvements in Health and other items.

•
Net operating income[4] increased to $90.5 million, or $1.63 per diluted share, compared to second quarter 2016 net operating income of $89.0 million, or $1.42 per diluted share. Results benefitted primarily from lower Corporate and other expenses, partially offset by lower contributions from Global Lifestyle driven by the absence of an $18 million one-time tax benefit in the year-ago quarter. Assurant incurred no reportable catastrophe losses in second quarter 2017, compared to $16 million of reportable catastrophe losses in second quarter 2016.

Excluding catastrophe losses, net operating income for second quarter 2017 totaled $90.5 million, compared to $105 million in second quarter 2016. The decrease was attributable to the tax benefit recorded in Global Lifestyle in the prior-year quarter.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $1.43 billion compared to $1.52 billion in second quarter 2016, driven by a change in program structure implemented in fourth quarter 2016 for a large service contract client in Global Lifestyle. Absent this change, revenue increased, reflecting growth from all major business lines in Global Lifestyle as well as from multi-family housing in Global Housing, partially offset by lower lender-placed premiums.

Reportable Segments
Global Housing

(in millions)	2Q17	2Q16	% Change	6M17	6M16	% Change
Net operating income	$56.2	$56.9	(1)%	$118.1	$133.3	(11)%
Net earned premiums, fees and other	$550.2	$561.1	(2)%	$1,081.9	$1,138.5	(5)%

•
Net operating income was generally level with second quarter 2016, reflecting $16 million of lower reportable catastrophes year over year. Excluding catastrophe losses, second quarter 2017 results declined, primarily due to ongoing lender-placed insurance normalization and higher non-catastrophe losses, including claims that did not reach Assurant’s reportable catastrophe threshold.

•
Net earned premiums, fees and other income decreased in second quarter 2017, primarily due to expected lower placement rates in lender-placed insurance and reduced demand for originations and field services in mortgage solutions. Growth in multi-family housing and from new lender-placed clients partially offset the decline.

•
Combined ratio for risk-based businesses(a) was 87.0 percent in the second quarter 2017 compared to 87.3 percent in prior-year quarter. This improvement resulted from lower reportable catastrophe losses, partially offset by higher frequency and severity of non-catastrophe claims, as well as expenses to support new lender-placed clients.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 11.7 percent, up from 11.2 percent from the second quarter of 2016. The improvement resulted from growth in multi-family housing, largely through expansion within our affinity channels. This increase was partially offset by ongoing market weakness and lower client volumes in mortgage solutions. Actions taken to lower expenses in these businesses helped mitigate declines.

(a)
Combined ratio for the Global Housing risk-based businesses is equal to total policyholder benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other businesses.

(b)
Pre-tax margin for the Global Housing fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for multi-family housing and mortgage solutions businesses.

Global Lifestyle

(in millions)	2Q17	2Q16	% Change	6M17	6M16	% Change
Net operating income	$40.2	$50.1	(20)%	$92.6	$91.5	1%
Net earned premiums, fees and other	$836.0	$914.9	(9)%	$1,640.9	$1,849.2	(11)%

•
Net operating income decreased in second quarter 2017 due to an $18 million one-time tax benefit in the prior-year quarter. Excluding the tax benefit, second quarter 2017 net operating income increased, primarily due to improved profitability in Connected Living, reflecting lower expenses and a one-time client adjustment in extended service contracts, as well as modest growth in mobile. Less favorable loss experience in vehicle protection partially offset the increase.

•
Net earned premiums, fees and other income decreased compared to the prior-year period entirely due to a change in program structure in fourth quarter 2016 for a large service contract client in Connected Living. Excluding this $138 million reduction, second quarter 2017 revenue increased across all major lines of business, primarily in mobile and extended service contracts. Foreign exchange volatility partially offset the increase.

•	Combined ratio for risk-based businesses(a) increased to 97.0 percent from 95.8 percent in second quarter 2016, driven largely by less favorable experience in vehicle protection.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 6.4 percent, up from 3.2 percent in second quarter 2016. The increase was driven in part by the change in client program structure. Higher contributions from Connected Living and ongoing expense management efforts also contributed to the improvement.

(a)
Combined ratio for the Global Lifestyle risk-based businesses is equal to total policyholder benefits, losses and expenses, divided by net earned premiums and fees and other income, for vehicle protection, credit and other businesses.

(b)
Pre-tax margin for the Global Lifestyle fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for Connected Living, including mobile, extended service contracts and assistance services.

Global Preneed

(in millions)	2Q17	2Q16	% Change	6M17	6M16	% Change
Net operating income	$12.8	$11.3	13%	$22.7	$17.0	34%
Net earned premiums, fees and other	$46.3	$43.3	7%	$90.5	$86.0	5%

•	Net operating income increased primarily due to higher fee and investment income, partially offset by higher expenses.

•	Net earned premiums, fees and other income was up, driven mainly by increased volume in Canada.

•	Face sales totaled $239.0 million, down from $245.6 million in second quarter 2016, reflecting lower volumes of final need policies.
Corporate & Other

(in millions)	2Q17	2Q16	% Change	6M17	6M16	% Change
Net operating loss(5)	$(10.6)	$(19.4)	(45)%	$(20.7)	$(33.3)	(38)%

•
Net operating loss[5] declined compared to second quarter 2016 primarily due to lower taxes and fees associated with Assurant Employee Benefits, which was sold in March 2016, as well as reduced corporate expenses in second quarter 2017.

Capital Position

•	Corporate capital approximated $625 million as of June 30, 2017. Deployable capital totaled approximately $375 million, net of the company’s $250 million risk buffer.
Dividends from the businesses paid to the holding company in second quarter 2017 totaled $160 million. This included $71 million from Assurant Employee Benefits and Assurant Health and $89 million from Global Housing, Global Lifestyle and Global Preneed operating segments.

•
Share repurchases and dividends totaled $142 million in second quarter 2017. Dividends to shareholders totaled $30 million, and Assurant repurchased approximately 1.1 million shares of common stock for $112 million. From July 1 through July 28, 2017, the company repurchased an additional 235,000 shares for approximately $25 million, with $442 million remaining under the current repurchase authorization.

Company Outlook
Based on current market conditions, for full-year 2017 Assurant now expects:

•
Assurant net operating income, excluding reportable catastrophe losses, to be roughly level with 2016 results, excluding catastrophe losses. Profitable growth primarily in fee-based, capital-light offerings and a lower net operating loss at Corporate to be offset by declines in lender-placed insurance and legacy businesses.

•	Assurant operating earnings per diluted share, excluding catastrophe losses, to grow double-digits from 2016 primarily due to share repurchase activity.

•
Global Housing net earned premiums and net operating income, excluding reportable catastrophe losses, to decrease from 2016 as a result of additional declines in lender-placed insurance reflecting lower placement rates anticipated for the second half of 2017, as well as reduced contributions from mortgage solutions. Ongoing expense management initiatives within Global Housing and growth in multi-family housing to partially mitigate declines.

•
Global Lifestyle to increase net operating income as a result of improved performance in Connected Living, driven primarily by growth in mobile, as well as higher contributions from vehicle protection and from expense efficiencies. Declines in legacy credit insurance and retail clients to continue. Revenue expected to decrease, largely due to a change in program structure for a large service contract client. Under the new structure, the overall economics of the program are maintained with no impact to profitability, however net earned premiums will be lower by approximately $500 million compared to 2016 with a commensurate reduction in expenses. Excluding this, net earned premiums and fee income to increase from growth in Connected Living and vehicle protection globally. Results to be impacted by foreign exchange.

•	Global Preneed fee income and earnings to increase due to sales growth across North America from our alignment with market leaders and operational efficiencies.

•
Corporate & Other[6] full-year net operating loss to be approximately $60 million, compared to $71 million in 2016, primarily reflecting lower tax and employee-related costs as well as reduced corporate expenditures.

•
Capital to be deployed through a combination of share repurchases, common stock dividends, and reinvestments and acquisitions in the business, subject to market conditions and other factors. Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to approximate segment net operating income including catastrophe losses, subject to the growth of the businesses, rating agency and regulatory capital requirements. In addition to the $86 million received year to date, approximately $15 million in dividends expected from Assurant Health and Assurant Employee Benefits, subject to regulatory approval.

Earnings Conference Call
The second quarter 2017 earnings conference call and webcast will be held Wednesday, Aug. 2, 2017 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available in the Investor Relations section of www.assurant.com.
About Assurant
Assurant (NYSE: AIZ) is a global leader in risk management solutions, helping protect where people live and the goods they buy. Millions of consumers count on Assurant’s innovative products, services and support for major purchases like homes, cars, appliances, mobile devices and funerals. Assurant partners with leading companies that make, sell or finance those purchases to take great care of their customers and help their business grow. A member of the Fortune 500, Assurant has a market presence in 16 countries worldwide. As of June 30, 2017, the company had $30 billion in assets and $6 billion in annualized revenue. Learn more at assurant.com or follow us on Twitter @AssurantNews.
Media Contact:
John M. Moran
Vice President, External Communication
Phone: 212.859.7002
john.m.moran@assurant.com
Investor Relations Contact:
Sean Moshier
Manager, Investor Relations
Phone: 212.859.5831
sean.moshier@assurant.com
Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” "can," “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	loss of significant client relationships or business, distribution sources or contracts and reliance on a few clients;

(ii)	general global economic, financial market and political conditions and conditions in the markets in which we operate, including uncertainty surrounding the new administration;

(iii)	failure to adequately predict or manage claims and other costs;

(iv)	inadequacy of reserves established for future claims;

(v)	losses due to natural or man-made catastrophes;

(vi)	a decline in our credit or financial strength ratings;

(vii)	risks related to our international operations, including fluctuations in exchange rates;

(viii)	deterioration in our market capitalization compared to its book value that could result in an impairment of goodwill;

(ix)	failure to maintain effective internal control over financial reporting;

(x)	failure to effectively maintain and modernize our information technology systems;

(xi)	data breaches compromising client information and privacy;

(xii)	cyber security threats and cyber-attacks;

(xiii)	significant competitive pressures in our businesses;

(xiv)	inability to execute strategic plans related to acquisitions, dispositions or new ventures or integrate them effectively;

(xv)	failure to develop or maintain distribution sources or attract and retain sales representatives;

(xvi)
diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xvii)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(xviii)	current or new laws and regulations that could increase our costs and decrease our revenue;

(xix)	uncertain tax positions, changes in tax laws and unexpected tax liabilities;

(xx)	risks related to outsourcing activities;

(xxi)	decline in the value of mobile devices in our inventory or subject to guaranteed buyback;

(xxii)	employee misconduct;

(xxiii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxiv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxv)	inability of reinsurers to meet their obligations;

(xxvi)	credit risk of some of our agents;

(xxvii)	inability of our subsidiaries to pay sufficient dividends; and

(xxviii)	failure to successfully execute our transformation, retain and hire qualified personnel including key executives and provide for succession of key executives.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (as defined below), excluding reportable catastrophe losses, as an important measure of the company’s operating performance. The company believes net operating income, excluding reportable catastrophe losses, provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophe losses, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2017	2016	2017	2016
Global Housing, excluding catastrophe losses	$56.2	$72.9	$118.7	$158.6
Global Lifestyle	40.2	50.1	92.6	91.5
Global Preneed	12.8	11.3	22.7	17.0
Corporate and other	(10.6)	(19.4)	(20.7)	(33.3)
Interest expense	(8.1)	(9.9)	(16.3)	(19.3)
Net operating income	90.5	105.0	197.0	214.5
Adjustments, pre-tax:
Assurant Health runoff operations	4.3	(7.7)	16.9	(42.0)
Assurant Employee Benefits	—	—	—	16.8
Net realized gains on investments	13.2	21.6	16.6	183.3
Reportable catastrophe losses	—	(24.6)	(0.9)	(39.0)
Amortization of deferred gains and gains on disposal of businesses	23.4	125.8	60.4	173.4
Other adjustments	3.9	(15.6)	9.7	(14.2)
Provision for income taxes	(15.1)	(35.2)	(35.7)	(103.1)
GAAP net income	$120.2	$169.3	$264.0	$389.7

(2)
Assurant uses net operating income (as defined below) per diluted share, excluding reportable catastrophe losses, as an important measure of the company’s stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes the effect of reportable catastrophe losses, which can be volatile. The comparable GAAP measure is net income per diluted share, defined as net income divided by weighted average diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2017	2016	2017	2016
Net operating income, excluding catastrophe losses, per diluted share	$1.63	$1.67	$3.51	$3.34
Adjustments, pre-tax:
Assurant Health runoff operations	0.08	(0.12)	0.30	(0.65)
Assurant Employee Benefits	—	—	—	0.26
Net realized gains on investments	0.24	0.34	0.30	2.85
Amortization of deferred gains and gains on disposal of businesses	0.42	2.01	1.09	2.70
Reportable catastrophe losses	—	(0.39)	(0.02)	(0.61)
Other adjustments	0.07	(0.25)	0.17	(0.22)
Provision for income taxes	(0.28)	(0.56)	(0.64)	(1.61)
Net income per diluted share	$2.16	$2.70	$4.71	$6.06

(3)
Assurant uses operating return on equity (“Operating ROE”), excluding accumulated other comprehensive income (“AOCI”) and reportable catastrophe losses, as an important measure of the company’s operating performance. Operating ROE, excluding AOCI and reportable catastrophe losses, equals net operating income (as defined below) for the periods presented divided by average stockholders’ equity, excluding AOCI and reportable catastrophe losses, for the year to date period. The company believes Operating ROE excluding AOCI and reportable catastrophe losses provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes the effect of Assurant Health runoff operations, the divested Assurant Employee Benefits business, which was sold on March 1, 2016, and reportable catastrophe losses, which can be volatile. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company. The comparable GAAP measure is GAAP return on equity (“GAAP ROE”), defined as net income, for the period presented, divided by average stockholders’ equity for the year-to-date period.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2017	2016	2017	2016
Annual operating return on average equity, excluding AOCI and reportable catastrophe losses	9.2%	10.9%	10.0%	11.9%
Assurant Health runoff operations	0.4%	(0.6)%	0.6%	(1.8)%
Assurant Employee Benefits	—	—	—	0.6%
Net realized gains on investments	0.9%	1.5%	0.6%	6.6%
Amortization of deferred gains and gains on disposal of businesses	1.5%	8.5%	2.0%	6.3%
Reportable catastrophe losses	—	(1.7)%	—	(1.4)%
Other adjustments:
Gain related to benefit plan activity	0.4%	—	0.5%	1.0%
Amount related to the sale of AEB	—	—	—	(1.0)%
Post-close cont. liab. on previous disposition	(0.1)%	—	(0.1)%	—
Intangible asset impairment	—	(1.1)%	—	(0.5)%
Change in derivative investment	(0.1)%	0.1%	(0.1)%	—
Change due to effect of including AOCI	(0.7)%	(2.8)%	(0.8)%	(4.6)%
Annual GAAP return on average equity	11.5%	14.8%	12.7%	17.1%

(4)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and other highly variable items. The company believes net operating income provides a valuable measure of the performance of the company’s ongoing business because it excludes the effect of Assurant Health runoff operations and the divested Assurant Employee Benefits business, which the company sold on March 1, 2016. The calculation also excludes net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and those events that are highly variable and do not represent the ongoing operations of the company. The comparable GAAP measure is net income.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2017	2016	2017	2016
Net operating income	$90.5	$89.0	$196.4	$189.2
Adjustments (pre-tax):
Assurant Health runoff operations	4.3	(7.7)	16.9	(42.0)
Assurant Employee Benefits	—	—	—	16.8
Net realized gains on investments	13.2	21.6	16.6	183.3
Amortization of deferred gains and gains on disposal of businesses	23.4	125.8	60.4	173.4
Other adjustments	3.9	(15.6)	9.7	(14.2)
Provision for income taxes	(15.1)	(43.8)	(36.0)	(116.8)
GAAP net income	$120.2	$169.3	$264.0	$389.7

(5)
Assurant uses Corporate & Other net operating loss as an important measure of the corporate segment’s operating performance. Corporate & Other net operating loss equals Total Corporate & Other segment net income, excluding Health runoff operations net income (loss), amortization of deferred gains and gains on disposal of businesses, net realized gains (losses) on investments, interest expense and other highly variable items. The company believes Corporate & Other net operating loss provides a valuable measure of the performance of the company’s corporate segment because it excludes the effect of amortization of deferred gains and gains on disposal of businesses, net realized gains (losses) on investments, interest expense and those events that are highly variable and do not represent the ongoing operations of the company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net income.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2017	2016	2017	2016
GAAP Total Corporate & Other segment net income	$11.0	$51.0	$30.6	$137.4
Excluding: Health runoff operations net income (loss)	3.5	(5.4)	11.4	(32.6)
GAAP Corporate & Other segment net income	7.5	56.4	19.2	170.0
Adjustments, pre-tax:
Amortization of deferred gains and gains on disposal of businesses	(23.4)	(125.8)	(60.4)	(173.4)
Interest expense	12.4	15.2	25.0	29.7
Net realized gains on investments	(13.2)	(21.6)	(16.6)	(183.3)
Other adjustments	(3.9)	15.6	(9.7)	14.2
Provision for income taxes	10.0	40.8	21.8	109.5
Corporate & other net operating loss	$(10.6)	$(19.4)	$(20.7)	$(33.3)

(6)
The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. A reconciliation would require the company to quantify amortization of deferred gains and gains on disposal of businesses, interest expense, net realized gains on investments, and change in derivative investment. The last two components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for the first two components for the forecast period, based on certain assumptions relating to future reinsured premium on disposed business and level of interest on non-recourse debt during the forecast period. In addition, the company is assuming it does not incur additional recourse debt or extinguish recourse debt in the forecast period. Amortization of deferred gains and gains on disposal of businesses is expected to be approximately $62-72 million after-tax while interest expense is expected to be approximately $32-35 million after-tax.

A summary of net operating income disclosed items is included on page 19 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Six Months Ended June 30, 2017 and 2016

	2Q		6 Months
	2017	2016	2017	2016
	(in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$1,115.3	$1,202.3	$2,165.6	$2,617.5
Fees and other income	326.9	328.3	667.1	686.0
Net investment income	121.7	119.8	242.3	255.5
Net realized gains on investments	13.2	21.6	16.6	183.3
Gain on pension plan curtailment	—	—	—	29.6
Amortization of deferred gains and gains on disposal of businesses	23.4	125.8	60.4	173.4
Total revenues	1,600.5	1,797.8	3,152.0	3,945.3
Benefits, losses and expenses
Policyholder benefits	416.4	400.8	774.4	944.6
Selling, underwriting, general and administrative expenses	993.0	1,146.3	1,958.8	2,397.9
Interest expense	12.4	15.2	25.0	29.7
Total benefits, losses and expenses	1,421.8	1,562.3	2,758.2	3,372.2
Income before provision for income taxes	178.7	235.5	393.8	573.1
Provision for income taxes	58.5	66.2	129.8	183.4
Net income	$120.2	$169.3	$264.0	$389.7
Net income per share:
Basic	$2.18	$2.72	$4.74	$6.12
Diluted	$2.16	$2.70	$4.71	$6.06
Dividends per share	$0.53	$0.50	$1.06	$1.00
Share data:
Basic weighted average shares outstanding	55,230,367	62,244,778	55,713,172	63,665,856
Diluted weighted average shares outstanding	55,509,898	62,723,292	56,075,152	64,274,009

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At June 30, 2017 and Dec. 31, 2016

	June 30,	December 31,
	2017	2016
	(in millions)
Assets
Investments and cash and cash equivalents	$12,488.4	$12,511.0
Reinsurance recoverables	8,953.2	9,083.2
Deferred acquisition costs	3,326.6	3,267.4
Goodwill	905.5	830.9
Assets held in separate accounts	1,779.1	1,692.3
Other assets	2,606.1	2,324.3
Total assets	$30,058.9	$29,709.1
Liabilities
Policyholder benefits and claims payable	$13,371.4	$13,414.1
Unearned premiums	6,718.3	6,626.5
Debt	1,136.6	1,067.0
Liabilities related to separate accounts	1,779.1	1,692.3
Deferred gain on disposal of businesses	170.1	232.2
Accounts payable and other liabilities	2,658.8	2,578.9
Total liabilities	25,834.3	25,611.0
Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,987.7	4,003.5
Accumulated other comprehensive income	236.9	94.6
Total stockholders’ equity	4,224.6	4,098.1
Total liabilities and stockholders’ equity	$30,058.9	$29,709.1